Exhibit 99.1

FOR IMMEDIATE RELEASE

RMS MEDICAL PRODUCTS TO COMMENCE TRADING ON NASDAQ

CHESTER, NY – October 14, 2019 - Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) (“RMS Medical” or “the Company”) today announced that its common stock has been approved for listing and is expected to begin trading on the NASDAQ Capital Market on October 17, 2019 under the current symbol “REPR”. The Company’s common stock will continue to trade on the OTCQX until market close on October 16, 2019.

“This NASDAQ listing is a significant milestone and a reflection of our growth and evolution as a publicly traded company,” said Don Pettigrew, President and CEO. “We believe that this listing will help to elevate the Company’s profile, expand our shareholder base, enhance trading efficiency, and support the pursuit of our long-term goals and objectives.

“Our Freedom infusion system is widely accepted as the preferred means of subcutaneous delivery of immunoglobulin therapies, and we are committed to broadening our product portfolio with solutions that optimize therapeutic efficacy, promote compliance, and improve the overall patient experience. We reported record net sales for the first two quarters of 2019 and believe that our strengthened management team and board of directors, proactive operating strategy, and multiple industry tailwinds leave us well-positioned to continue to grow and maximize shareholder value.”

About RMS Medical Products

RMS Medical Products develops, manufactures and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information about RMS Medical, please visit https://www.rmsmedicalproducts.com.

Forward-Looking Statements

The statements contained herein include prospects, statements of future expectations and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties, identified by words such as “expect” and “believe”. Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Factors that may cause actual results to differ materially from current expectations and other risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC and the Company’s website. The Company undertakes no obligation to update any forward-looking statements.

Contacts:

The Equity Group Inc.
Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto: dsullivan@equityny.com	kahl@equityny.com